UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                               FORM 8-K

                            CURRENT REPORT




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported) October 18, 2002




                         Seaboard Corporation
        (Exact name of registrant as specified in its charter)


        Delaware                       1-3390                04-2260388
(State or other jurisdiction of     (Commission           (I.R.S. Employer
 incorporation or organization)      File Number)        Identification No.)


9000 W. 67th Street, Shawnee Mission, Kansas                  66202
(Address of principal executive offices)                   (Zip Code)



(Registrant's telephone number, including area code)    (913) 676-8800



                            Not Applicable
    (Former name or former address, if changed since last report.)


Item 5.  Other Events

On October 18, 2002, Seaboard Corporation (Seaboard) consummated a transaction with its parent company, Seaboard Flour, pursuant to which Seaboard effectively repurchased 232,414.85 shares of its common stock owned by Seaboard Flour for $203.26 per share. Of the total consideration of $47.24 million, Seaboard Flour was required under the terms of the transaction immediately to pay $11.26 million to Seaboard to repay in full all inter-company indebtedness owed by Seaboard Flour to Seaboard, and to use the balance of the consideration to pay bank indebtedness of Seaboard Flour and transaction expenses.

The transaction was approved by the Board of Directors of Seaboard, after receiving the recommendation in favor of the transaction by a special committee of independent directors. The special committee was advised by independent legal counsel and an independent investment banking firm. As a result of the transaction, Seaboard Flour's ownership interest in Seaboard dropped from approximately 75 percent to approximately 71 percent of the outstanding common stock of Seaboard.

As a part of the transaction, Seaboard Flour also transferred to Seaboard rights to receive possible future cash payments from a subsidiary of Seaboard Flour, based primarily on the future sale of real estate owned by that subsidiary. To the extent Seaboard receives cash payments in the future as a result of those transferred rights, Seaboard will issue to Seaboard Flour, at the ten day rolling average closing price, determined as of the twentieth day prior to the issue date, new shares of Seaboard common stock. The maximum number of shares of Seaboard common stock which may be issued to Seaboard Flour under this transaction is capped and cannot exceed the number of shares which were purchased today from Seaboard Flour.


Item 7.  Financial Statements and Exhibits

The following exhibits are included herein.

10.1 Reorganization Agreement by and between Seaboard Corporation and Seaboard Flour Corporation as of October 18, 2002. The Exhibits and Schedules to the Reorganization Agreement have been omitted from the filing, but will be provided supplementally upon request of the Commission.
99.1 Fairness Opinion rendered by independent investment banking firm.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                           DATE:  October 18, 2002

                           Seaboard Corporation


                           by:  /s/ Robert L. Steer
                               Robert L. Steer, Senior Vice President,
                               Treasurer and Chief Financial Officer